UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported)      September 23, 2004

Toreador Resources Corporation
(Exact name of registrant as specified in charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-02517	75-0991164
(Commission File Number)	(I.R.S. Employer Identification No.)

4809 Cole Avenue, Suite 108
Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 559-3933
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [___]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [___]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [___]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2
                          (b))

        [___]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4
                          (c))

Item 7.01. Regulation FD Disclosure.

        Below is a press release issued by Toreador on September 23, 2004. Pursuant to General Instruction B.2 of Form 8-K, the information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, and is not incorporated by reference into any filing of Toreador, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

_________________

TOREADOR INCREASES 2004 CAPITAL SPENDING BUDGET
TO $16.0 MILLION; UPDATES OPERATIONAL ACTIVITIES

Management Makes Presentation at IPAA
Oil & Gas Investment Symposium West on September 28

        DALLAS, TEXAS – (September 23, 2004) – Toreador Resources Corporation (NASDAQ: TRGL; TSX: TRX) will discuss highlights of its operations plan during a presentation September 28 at the Independent Petroleum Association of America’s Oil & Gas Symposium West in San Francisco.

        G. Thomas Graves III, Toreador President and Chief Executive Officer, Douglas W. Weir, Senior Vice President and Chief Financial Officer, and Michael J. FitzGerald, Senior Vice President — Exploration and Production, will provide an update of Toreador’s activities, which are primarily focused on exploration and development projects in Turkey, France and Romania.

        Toreador has increased its 2004 capital expenditure budget from approximately $13.0 million to about $16.0 million due to additional drilling and seismic survey costs in the South Akcakoca region of the Turkish Black Sea.

        Toreador plans to fund spending primarily with cash on hand and cash generated from future operations, as well as funds procured from drilling partners or external capital sources.

        “Turkey, France and Romania provide us with an attractive balance of high-potential international exploration and exploitation opportunities,” said Graves. “The key criteria we use to evaluate countries in which to operate include a stable political environment and favorable economic regime. We also identify those countries that are net importers of natural resources.

        “Our exploration and development program in Turkey and development work in France include attractive prospects that will provide significant upside if successful,” Graves added. “Our development activities in France should make a material contribution to 2004 proved reserves and our daily production rate going into 2005.”

        As previously reported, Toreador believes that production from its workover program and wells in France, if successfully drilled and completed, will enable it to more than replace the daily production of approximately 675 barrels of oil per day (BOPD) related to the sale of its domestic mineral and royalty portfolio in January 2004. Since January 1, 2004, the company’s work in France has increased production 375 BOPD, bringing current French production to about 1,225 BOPD and companywide daily production to approximately 1,900-2,000 barrels of oil equivalent (BOE).

        Toreador’s IPAA presentation will be archived on the company’s web site, www.toreador.net. A copy of the presentation may be requested by calling the company toll-free at 1-800-966-2141.

Turkey

        As previously announced in early September, Toreador’s first exploratory well in the western Black Sea, the Ayazli-1, discovered natural gas. The well has been temporarily suspended pending future development activity in the South Akcakoca area. Toreador plans to conduct a $1.3 million 100-square-kilometer high-definition seismic survey in the fourth quarter of 2004 and to drill several appraisal and exploratory wells in 2005 while formulating plans for development infrastructure in the area.

        The Ayazli-1 discovery supports Toreador’s previous estimate of potential reserves in the South Akcakoca area of approximately 350 billion cubic feet of natural gas based on available information. Drilling costs for the Ayazli-1 well increased from the company’s estimated $4.5 million to about $7.0 million due to inclement weather offshore, difficult drilling conditions in the formations below the gas-producing zones and a longer testing period than planned.

        “Future wells on this shallow shelf-edge play will target only gas-producing zones; therefore, each should be drilled at a more moderate cost of $3.0-$4.0 million,” said Graves.

        Toreador has applied for two additional blocks comprising about 236,000 acres offshore central Turkey southeast of the company’s six onshore Sinop permits. In 2005, the company plans to re-enter at least one well on the Sinop acreage.

        Toreador anticipates drilling an exploratory oil well in the fourth quarter of 2004 on its Calgan permit on the western edge of southern Turkey’s major oil-producing province. The Calgan well will test a 5-10 million barrel prospect. Toreador has a 100% interest in the Calgan permit. Drilling of another prospect east of Calgan depends on the success of the initial well.

France

        For the remainder of 2004 through the first half of 2005, Toreador expects to conduct a $5.0-$6.0 million exploration and development program in France.

        Toreador expects to drill three sidetrack wells and three development wells in the four-field Neocomian complex. The company also anticipates drilling two multizone horizontal development wells in the Charmottes Field similar to the successful Charmottes-109 horizontal development well drilled in the second quarter of 2004.

        Toreador is targeting year-end 2004 for the completion of expanded French production facilities, which will include increased storage capacity, improved water disposal capabilities and additional flow lines. After the facilities are completed, Toreador anticipates the Charmottes-109 well’s sustainable production capacity will range from 400-500 BOPD. The Charmottes-109 currently is producing about 150-200 BOPD.

        The expanded facilities also will accommodate production from the additional horizontal wells, if successful. These wells would add proved reserves in the western portion of the Charmottes Field. LaRoche Petroleum Consultants, Ltd., Toreador’s independent petroleum engineering firm, attributed no proved reserves to this portion of the field in its December 31, 2003, reserve report.

        Toreador is the operator and 100% owner of the Neocomian and Charmottes fields.

        In 2005, Toreador plans to drill several exploratory wells on its 183,000-acre Courtenay permit. The company’s initial geological and geophysical analysis indicates the Neocomian producing trend continues onto this permit. In the fourth quarter of 2004, the company plans to conduct a surface geochemical study to help further identify potential well locations. Several wells drilled on the permit by other operators in the 1970s and 1980s tested oil in the Cretaceous and Jurassic formations. Toreador operates and is 100% owner of the Courtenay permit.

        Toreador also is evaluating the timing and extent of future operations on the Aufferville and Nemours permits in which it holds interests of 100% and 33.33%, respectively.

        The company has pending applications for three permits totaling about 184,000 acres.

Romania

        During the fourth quarter of 2004, Toreador plans to begin rehabilitation work on the 1,325-acre Fauresti Block with the re-entry of up to six wells. The block has been productive from the Dogger formation at depths of about 8,000 feet. The Fauresti Field license produced approximately 15.5 million BOE before the government oil company suspended operations in 1999. The company also plans to reprocess seismic information on the Fauresti Block and acquire and evaluate geological and geophysical data on the Viperesti and Moinesti blocks.

        Toreador is 100% owner and operator of these Romanian concessions.

United States

        Toreador holds a 10% working interest in the Hosston sands prospect in southern Mississippi. The first exploratory well on the prospect, spudded in September, is targeting the sands at a depth of about 14,500 feet. The prospect’s reserve potential is 12-16 billion cubic feet of natural gas to the company’s interest. It is anticipated the well will reach total depth and testing will be concluded in October.

        Toreador’s investment in the Hosston sands prospect is indicative of its strategy to participate in select domestic exploratory wells and pursue nonoperated working-interest acquisition opportunities.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad, West Indies. In the United States, Toreador owns working interests primarily in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission (SEC). The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses the term “potential reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2003, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

        The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purposes of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

_________________

CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 24, 2004	TOREADOR RESOURCES CORPORATION By: /s/ G. Thomas Graves III G. Thomas Graves III, President and CEO